Exhibit 99.1

AMETEK Announces Appointment of Dean Seavers to Board of Directors

Berwyn, Pa., Feb. 10, 2022 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has appointed Dean Seavers as a new director of the Company effective February 24, 2022. Mr. Seavers most recently served as President and Executive Director for National Grid (NYSE: NGG), a leading provider of electricity, natural gas, and clean energy solutions.

“We are excited to welcome Dean as a member of our Board of Directors,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Dean is a proven operating executive with extensive board experience. His demonstrated expertise in driving growth, innovation and sustainability initiatives align well with AMETEK’s strategy. I am confident he will make important contributions to the Board and the Company.”

Mr. Seavers served as President and Executive Director at National Grid from 2015 through 2020, where he led an impressive transformation including leading their clean energy and decarbonization initiatives. Previously, Mr. Seavers served as Chief Executive Officer at Red Hawk Fire & Security and at GE Security. He has also held leadership positions at United Technologies and Tyco International.

Mr. Seavers holds a bachelor’s degree in Business Administration from Kent State University and a Master of Business Administration degree from Stanford University.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247